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                                   EXHIBIT 11
              THE CHEESECAKE FACTORY INCORPORATED AND SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

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                                                                                                FISCAL YEAR
                                                                                                -----------
                                                                                        1999        1998        1997
                                                                                        ----        ----        ----
                                                                                         (IN THOUSANDS, EXCEPT PER
                                                                                                SHARE DATA)
NET INCOME PER COMMON SHARE-BASIC:

Weighted average shares outstanding..................................................    20,061     19,984     16,842

Net income(1)........................................................................   $21,732     $7,684     $9,939

Net income per share-basic...........................................................     $1.08      $0.38      $0.59

NET INCOME PER COMMON SHARE-DILUTED:

Weighted average shares outstanding..................................................    20,061     19,984     16,842

Net effect of dilutive stock options based on the treasury stock method using
   average market price..............................................................     1,128        588        290

Total shares outstanding for computation of per share earnings.......................    21,189     20,572     17,132

Net income(1)........................................................................   $21,732     $7,684     $9,939

Net income per share-diluted.........................................................     $1.03      $0.37      $0.58
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(1)    The results for fiscal 1998 include the cumulative effect of a change in accounting principle of $6.3 million ($0.32 per basic share and $0.31 per diluted share), net of income tax benefit.